AGREEMENT

THIS AGREEMENT, with Effective Date of October 22, 2010, is made by and amongst Patient Safety Technologies, Inc., a Delaware Corporation, (the “Company”), having its principal offices at 43460 Ridge Park Drive, Suite 140, Temecula, CA 92590, and David Dreyer (“Executive”).

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s employment with the Company by entering into this Agreement regarding each parties’ respective rights and obligations as set forth herein; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)           “Annual Base Salary” shall mean Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b)           “Board” shall mean the Board of Directors of the Company.  The Board may delegate its authority to a  committee of the Board (the “Committee”), including without limitation a remuneration committee, which shall consist of outside directors as defined under Section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule-16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).  Unless otherwise specified in the Agreement, the term “Board” shall include any Committee (or sub-committee) to which the Board’s authority has been delegated to.

(c)           “Cause” any of the following (i) conviction of Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) Executive’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliates; (iii) Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates; (iv) fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate, or (vi) a material breach of the terms of this Agreement, including any of the provisions in Section 5 of this Agreement.

(d)           “Change in Control” shall be deemed to have occurred as of the first day, (i) any person or entity (other than an entity or person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, (ii) there is a sale, license or disposition of all or substantially all of the Company’s assets, or (iii) the consummation of a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.

(f)           “Company” shall mean Patient Safety Technologies, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under subsection (d) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

(g)           “Date of Termination” shall mean with respect to any purported termination of Executive’s employment, (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Company’s notice of termination, (iii) if Executive’s employment is terminated as a result of a Disability, the date on which it is finally determined that Executive is Disabled, and (iv) if Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in Executive’s notice of termination.

(h)           “Disability” shall mean Executive’s inability for medical reasons to perform the essential duties of Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other.

(i)           “Good Reason” shall mean a termination of employment by the Executive within three (3) months of any of the following events:

(i)           a material diminution in the character or scope of Executive’s duties, Annual Base Salary, responsibilities, or authority; or

(ii)           the Company’s material breach of the Agreement; provided, however, that the Company shall be provided written notice of, and thirty (30) days thereafter to cure, any such purported breach.

(iii)           a material change in the geographic location of Executive’s regular office location (for purposes of this Section 1.I.(iii), a relocation of Executive’s regular office by more than fifty (50) miles shall be deemed to be a material change in the geographic location);

(j)           “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

(k)           “Positive Operating Income Determination” means a determination that the Company’s total operating income, as determined under GAAP, disregarding (a) the effect of all non-cash charges and (b) the contribution to operating income from Forward Purchase Revenue, for any period after the date hereof of two (2) consecutive fiscal quarters, is zero or greater.  A Positive Operating Income Determination shall be made by the Company’s compensation committee acting reasonably, and after consultation with the Executive, based on and consistent with (subject to the adjustments required by this definition) the reported GAAP financial results in the Company’s publicly filed SEC reports for the applicable fiscal quarters or, in the absence of a timely SEC report or any failure of an SEC report to be filed, based on and consistent with the Company’s financial statements for the applicable fiscal quarters.  For purposes of this definition, “Forward Purchase Revenue” shall be the amount of revenue that would otherwise have positively affected operating income attributable to the line item “Deferred Revenue” on the Company’s balance sheet (or any other title or line item which may hereafter be assigned to substantively the same matter and underlying transaction).  In the event of any disagreement regarding the definition of Positive Operating Income Determination, the matter may, at the option of any party, be submitted to a mutually agreeable third party with the experience necessary to make a determination, which written determination will be final and binding.

(l)           “Release” shall mean a general release of the Company and Executive containing a mutual non-disparagement clause and mutually agreed to by the parties hereto.  The Release must be signed by Executive and returned to the Company by no later than the fifth day after the date any applicable review period has expired or if no review period applies, by no later than the twenty-sixth day after the date the Release is provided to Executive.

(m)           “Stock Option Plan” shall mean the Patient Safety Technologies, Inc. Employee Stock Option Plan.

2.           Term of this Agreement.  The term of this Agreement shall commence upon the date of this Agreement set forth above and shall continue until the third anniversary of the date of this Agreement unless terminated on an earlier date pursuant to the terms of this Agreement; provided however, that the term of this Agreement shall automatically be extended for an additional term of one year on each anniversary (the “Term”) unless either party to this Agreement delivers a written notice of non-extension to the other party by at least ninety (90) days prior to the expiration of the Term.

3.           Duties; Scope of Employment; Compensation and Benefits.

(a)           Position and Duties.  The Company shall employ Executive in the position of Chief Financial Officer and Vice President of the Company.  During the Term, beginning as of the Effective Date, Executive will devote substantially all of Executive’s business efforts and time to the Company.  With the exception of the Company’s acknowledgement that Executive shall be permitted to be a member of the board of directors of two other companies (one of which being InfuSystem Inc.), executive agrees not to actively engage in any other material employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board, which shall not be unreasonably withheld or delayed.

(b)           Annual Base Salary.  Executive’s Annual Base Salary shall initially equal Two Hundred Thousand Dollars ($200,000). This amount shall be reviewed annually in January of each year by the Board and, in the sole discretion of the Board, may be adjusted upward with such adjustments effective January 1 of the respective year.  In addition, effective upon a Positive Operating Income Determination, the Annual Base Salary will automatically be increased to $240,000 for the balance of the year in which such event takes place and thereafter during the Term (i.e., for clarity, this is not a retroactive increase, but a go-forward increase), subject to any other adjustments to Annual Base Salary that are made in accordance with the second sentence of this Section 3(b).

(c)           Bonus.  Executive shall be eligible to participate in the Company’s executive bonus plan in accordance with the terms of the executive bonus plan adopted by the Board or Committee, in its discretion, for the Company’s most senior executives, covering the applicable bonus period; provided, however, that the minimum target bonus opportunity provided under such executive bonus plan shall not be less than twenty five percent 25% of Executive’s Annual Base Salary.  The target amount for Executive’s first bonus shall be prorated based on the number of calendar days during which Executive is employed by the Company during the bonus year divided by three hundred sixty-five (365).

(d)           Pension and Welfare Plans.  During the Term, Executive and Executive’s dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company generally.

(e)           Equity Compensation Grants and Plans.

(i)           Initial Stock Option Grant. The Company agrees to grant Executive a stock option under the Stock Option Plan (the “Option”) for Four Hundred and Fifty Thousand (450,000) shares of common stock of the Company (“Shares”).    In addition, upon the six month anniversary of the Effective Date of this Agreement, One Hundred Thousand (100,000) Shares subject to the Option shall vest and become exercisable and thereafter the remaining Shares shall vest over a forty-two month period at the rate of 1/48th of the total Shares subject to the Option per month with 100% of the Option becoming exercisable on the forty-eight month anniversary of the Effective Date of this Agreement.  The Option price will be set at the weighted average trading price of the Company’s stock on the Executive’s first day of employment, but not less than Seventy Five cents ($.75) per share.

(ii)           Equity Compensation Plans.  Executive shall be entitled to continue to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company.  Any equity interests or rights to purchase equity interests in the Company held by Executive and issued pursuant to an equity compensation plan shall be administered and subject to the terms of the plan and any amendments thereto.

(f)           Designation as Qualified Performance-Based Compensation.  The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement (“Awards”) shall be considered “qualified performance-based compensation” under Section 162(m) of the Code.  Any Awards shall be administered by the Committee in accordance with this Section 3(f).

(g)           Fringe Benefits and Prerequisites.  Executive shall be entitled to fringe benefits and prerequisites available to similarly situated executives of the Company in accordance with the plans, practices, programs and policies of the Company from time to time.

(h)           Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the applicable policy of the Company and its affiliated companies.

(i)           Vacation.   Executive shall be entitled to an annual vacation allotment to be used for vacations, during each twelve (12) month period of full employment, exclusive of legal holidays.  The scheduling of Executive’s vacation should not interfere with the Company’s normal business operations and should be consistent with the Company’s policies.  Executive shall accrue 10.00 hours of vacation per month, totaling one hundred twenty (120) hours or fifteen (15) days per year.  The Company strongly encourages Executive to utilize all vacation during the year in which it is accrued.  Executive shall cease accruing vacation once accrued and unused vacation equals 180 hours in the aggregate, and shall not accrue additional vacation until the amount of accrued and unused vacation is less than 180 hours.

(j)           Change in Control.  Upon Change in Control, one hundred percent of all then unvested stock options and unvested deferred compensation will immediately vest with suitable opportunity for Executive to exercise such options.

4.           Termination.  If Executive’s employment shall terminate upon the occurrence of any of the events listed below after the Effective Date of this Agreement, the following provisions shall apply:

(a)           Termination Without Cause; Resignation for Good Reason.

(i)           The Company may remove Executive at any time without Cause from the position in which Executive is employed hereunder upon not less than thirty (30) days’ prior written notice of termination to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment.  Should the Company provide Executive with such notice, Executive may elect to resign under this Section 4(a) for Good Reason during the thirty (30) day period.  In addition, Executive may initiate termination of employment by resigning under this Section 4(a) for Good Reason.  Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation provided, however, that in the event that such notice is given, and upon written request from the Company, Executive shall cease to render any additional services to the Company.

(ii)           Upon any removal or resignation described in Section 4(a)(i) above, but subject to Section 4(e) below, the Executive shall be entitled to receive, upon execution of the Release, for a period of six (6) months a monthly cash payment equal to the monthly portion of the Executive’s Annual Base Salary in effect immediately before the Executive’s separation from service (“Termination Annual Base Salary”).  This six (6) month benefit shall accrue during the first six (6) months of Executive’s employment as follows: The Executive shall be deemed to have accrued three (3) months of benefit as of the date hereof; at the end of the fourth (4th) month of employment Executive shall accrue an additional month of benefit (i.e., total of four months of benefit); at the end of the fifth (5th) month of benefit the Executive shall accrue an additional month of benefit (i.e., total of five months of benefit); and at the end of the sixth (6th) month of employment the Executive shall accrue an additional month of benefit, for a total and maximum of not more than six (6) months of benefit in the aggregate (the “Accrued Period”).

(iii)           Upon any removal or resignation described in Section 4(a)(i) above, the Executive shall also receive:

(1)           The Executive shall continue to receive the medical coverage and other health and welfare benefits in effect at the Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, for the Accrued Period from the Date of Termination.  As an alternative to the foregoing, the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided).  The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period.

(2)           The Executive’s stock options will continue to vest for the Accrued Period from the Date of Termination.

(iv) Notwithstanding anything set forth herein to the contrary, in the event that Executive violates the provisions of Section 5(a) of this Agreement after his separation from service, the payments and benefits provided under this Section 4(a) shall cease and all obligations of the Company under this Section 4(a) shall terminate.

(b)           Termination for Cause; Voluntary Resignation Without Good Reason.  In the event that Executive voluntarily terminates his employment for any reason other than Good Reason or in the event that Company terminates Executive for Cause no further payments shall be due under this Agreement, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs.

(c)           Disability.  In the event that Executive’s employment is terminated due to Disability, Executive shall be entitled to receive all of the benefits described in Section 4(a) above upon execution of a Release except that the monthly payments described in subparagraph (a)(ii)(1) shall be paid for a period of three (3) months beginning after Executive’s separation from service.

(d)           Death.  If Executive dies while employed by the Company, the Company shall upon receiving a Release from Executive’s executor, legal representative, administrator or designated beneficiary (the “Heir(s)”) pay to the Heir(s), the following:   The Heirs shall receive (1) any amounts earned, accrued or owing but not yet paid under Section 3 above, accelerated vesting of the next three (3) months stock options held by Executive, and any benefits accrued or earned under the Company’s benefit plans and programs and (2) a lump sum cash payment equal to three (3) months of Executive’s monthly Annual Base Salary at the rate in effect immediately before Executive’s termination of employment.

(e)           Compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, to the extent that (i) any amount paid pursuant to Section 4 of the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (ii) Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of Executive’s separation from service, such payment to be in a lump sum.

5.           Non-Solicitation and Non-Disclosure.  In consideration of the promises of the Company made herein, Executive agrees to the following:

(a)           Non-Solicitation.  Except for the furtherance of the interests of the Company, Executive agrees that he or she will not, during the term of Executive’s employment and for a period of  one (1) year following the date of termination of employment (such period, the “Restricted Period”) do any of the following directly or indirectly within the continental United States, without the prior written consent of the Company: solicit or call upon, either directly or indirectly, any employee or independent contractor of the Company to attempt to persuade or induce the employee or independent contractor to terminate employment with the Company and commence employment with another entity.

(b)           Non-Disclosure.  Executive agrees not to use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret, or confidential information relating to the business of the Company, including, without limitation, information relating to formulas, designs, processes, suppliers, machines, compositions, improvements, inventions, operations, manufacturing, processing, marketing, distributing, selling, cost and pricing data, master files, or customer lists utilized by the Company and all other similar information material to the conduct of the business of the Company, which is not presently generally known to the public and which is or was obtained or acquired by Executive while an employee of the Employer; provided, however, that this Subsection (b) shall not preclude Executive from (i) the use or disclosure of such information that presently is known to the public generally or that subsequently comes into the public domain, other than by way of disclosure in violation of the Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order, Executive shall give the Company three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

(c)           Inventions.  Executive hereby sells, transfers, and assigns to the Company all of the entire right, title, and interest of Executive in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Executive, solely or jointly, during his or her employment by the Employer that directly relate to methods, apparatus, designs, products, processes, or devices, sold, leased, used, or under development by the Company, or that otherwise directly relate or pertain to the business, functions, or operations of the Company or that arise from the efforts of Executive during the course of his or her employment with the Employer (the “Inventions”).  Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details, and data pertaining to the Inventions.  Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.  Any Invention relating to the business of the Company and disclosed or utilized by Executive within one (1) year following the date of Executive’s termination of employment shall be deemed to fall within the provisions of this Subsection (c).  Nothing in this Subsection (c) shall be deemed to require any assignment of an Invention to the extent such assignment would be inconsistent with Section 2870 of the California Labor Code, and by signing this Agreement, Executive acknowledges that he has received written notice of the provisions of Section 2870, which provides:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(d)           Acknowledgement.  Executive acknowledges and agrees that the restrictions contained in the foregoing covenants are necessary to protect legitimate interests of the Company and acknowledges that remedies for damages in the event of their violation or potential violation would be inadequate.  Accordingly, Executive agrees that the Company shall be entitled to injunctive relief, without the necessity of posting a bond, in the event of any violation by Executive of any provisions of this Section 5.  Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies that the Company may have.  The period of time during which the provisions of this Section 5 will be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction where the injunctive relief is sought.

(e)           Enforceability and Understanding.  If any provision of this Section 5 shall be deemed invalid or unenforceable, either in whole or in part, the Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to reform the terms thereof to render it valid and enforceable.  This Section 5 contains all the understandings between Executive and the Company pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.  Executive represents that, in executing the Agreement, Executive does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Section 5 or otherwise.

(f)           Non-Violation of Current Contractual Obligations.  Executive hereby represents and warrants to Company that (i) Executive is fully authorized and empowered to enter into this Agreement and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity; and (ii) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Company pursuant to the terms of this Agreement.

(g)           No Disclosure of Confidential Information.  Executive hereby represents and warrants to Company that Executive’s performance of Executive’s duties under this Agreement will not require Executive to and Executive will not, whether voluntarily or involuntarily, rely on in the performance of Executive’s duties or disclose to Company or any other person or entity or induce Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive or other third party to whom Executives owes a duty of confidentiality.

6.           Miscellaneous.

(a)           Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws, including any directors and officers insurance policies, on terms no less favorable than any other executive officer or Director of the Company.

(b)           Legal Costs.   The Company will reimburse Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement up to $2500.

(c)           Arbitration.

a.           Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or arising out of Executive’s employment with or termination from the Company, will be settled by final and binding arbitration by a single arbitrator to be held in Los Angeles County, California, in accordance with the rules applicable to employment disputes of  the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect (“JAMS Rules”).  The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law, including injunctions.

b.           Notwithstanding anything to the contrary in the JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based.  Consistent with applicable law, Executive and the Company shall each bear his/her or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), shall split equally the fees and administrative costs charged by the arbitrator and JAMS.  In disputes where Executive asserts a Statutory Discrimination Claim against the Company, Executive shall be required to pay only the JAMS filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  The Company shall pay the balance of the arbitrator’s fees and administrative costs.

c.           The decision of the arbitrators will be final, conclusive and binding on the parties to the arbitration.  In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(d)           No Mitigation.  The Company agrees that, if Executive’s employment is terminated during the Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement.

(e)           Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(f)           Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

(g)           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

(h)           Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i)           Entire Agreement.  Except as otherwise provided, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.

(j)           Applicable Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

(k)           Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(l)           Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

(m)          Survivorship.  The rights and obligations of the Company and Executive under this Agreement shall survive the expiration of the Term.

(n)           Mutual Intent.  All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by Executive and the Company to express their mutual intent.  The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(o)           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(p)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 22, 2010.

PATIENT SAFETY TECHNOLOGIES, INC.

By: /s/ Brian E. Stewart
Name: Brian E. Stewart
Title: Chief Executive Officer

EXECUTIVE

/s/ David Dreyer
Name: David Dreyer